Filed Pursuant to Rule 433
Registration Statement No. 333-182343

Investor Relations Contacts:

Jeffrey Goldberger / Rob Fink

KCSA Strategic Communications

P: 212-896-1249 / 212-896-1206

Email: jgoldberger@kcsa.com / rfink@kcsa.com

NTELOS Holdings Corp. Announces Secondary

Offering of Common Stock by Quadrangle

WAYNESBORO, Va. – November 21, 2013 – NTELOS Holdings Corp. (the “Company,” NASDAQ: NTLS), a leading regional provider of nationwide wireless voice and data communications, announced today a secondary offering of 1,500,000 shares of its common stock by investment funds affiliated with Quadrangle Capital Partners L.P. (“Quadrangle”). All of the shares of common stock are being offered by Quadrangle.

The Company will not receive any proceeds from the offering.

UBS Investment Bank is acting as the sole underwriter for the offering and proposes to offer the shares of common stock from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the NASDAQ Global Select Market, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Following the offering, Quadrangle will continue to beneficially own an aggregate of approximately 4,180,837 shares, or approximately 19.4% in the aggregate, of the Company’s outstanding common stock after giving effect to the offering.

The offering is being made only by means of a prospectus supplement and accompanying prospectus. Copies of the final prospectus supplement (when available) and the accompanying prospectus may be obtained by contacting UBS Investment Bank, 299 Park Avenue, New York, NY 10171, Attention: Prospectus Department, telephone: (888) 827-7275.

A registration statement (including a prospectus) relating to the offering of the common stock has previously been filed with the Securities and Exchange Commission and has become effective. Before investing, you should read the prospectus and other documents filed with the Securities and Exchange Commission for information about the Company. This news release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

This registration statement is available on the Securities and Exchange Commission’s website at www.sec.gov.

About NTELOS

NTELOS Holdings Corp. (NASDAQ: NTLS), operating through its subsidiaries as “nTelos Wireless,” is headquartered in Waynesboro, VA, and provides high-speed, dependable nationwide voice and data coverage for approximately 457,100 retail subscribers based in Virginia, West Virginia and portions of Maryland, North Carolina, Pennsylvania, Ohio and Kentucky. The Company’s licensed territories have a total population of approximately 7.9 million residents, of which its wireless network covers approximately 6.0 million residents. The Company is also the exclusive wholesale provider of wireless digital PCS services to Sprint Corporation in the Company’s western Virginia and West Virginia service area for all Sprint CDMA wireless customers.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. There are important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements. We advise the reader to review in detail the cautionary statements and risk factors included in our SEC filings, including our most recent Annual Report filed on Form 10-K and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.

Source: NTELOS Holdings Corp.